Exhibit 99.1

PRESS RELEASE

MGM Resorts International Appoints Keith A. Meister to the Board of Directors

LAS VEGAS, Jan. 17, 2019 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today announced that Keith A. Meister has been appointed to the Company’s Board of Directors, effective tomorrow, January 18, 2019. With his appointment, the Company’s Board has been expanded from 12 to 13 directors.

Mr. Meister is Managing Partner and Chief Investment Officer of Corvex Management LP, which beneficially owns approximately 3% of MGM’s outstanding shares. Mr. Meister has extensive boardroom experience and previously served as a director on the boards of Yum! Brands, Inc., The Williams Companies, The ADT Corporation, Ralcorp Holdings, Motorola, Inc./Motorola Mobility, Inc. and American Casino & Entertainment Properties, among others.

Jim Murren, Chairman and CEO of MGM Resorts said, “We are pleased to invite Keith onto the Board as our newest independent director. As a significant shareholder in our company, we have been engaged in constructive dialogue over the last several months and are aligned on our strategy to increase free cash flow, continue to pursue an asset light model, drive margin improvement and position the Company for long term future growth. Keith’s strong track record of helping companies maximize value for shareholders as well as his experience in real estate and gaming will be invaluable as we continue to optimize our business and evolve as an organization. We look forward to having Keith on the Board and benefitting from his financial and strategic expertise as we work to build an even stronger company.”

Keith Meister, Corvex’s Managing Partner said, “I look forward to working constructively with Jim, the management team and the Board to help achieve our common goal of enhancing value for all shareholders. In my conversations with management and the Board over last several months it is clear to me that MGM is focused on driving profitable growth and with my experience in the gaming industry and other similarly situated companies I can be helpful in amplifying these efforts. I expect to be a long term investor in MGM as we work collaboratively to build an even greater company.”

MGM’s Board regularly evaluates its composition to ensure it includes the appropriate skills, experience and perspective necessary to drive long term value for all MGM shareholders. Since 2017, the Board has appointed four new independent directors, including Mr. Meister. With these recent appointments, the Board comprises 13 highly qualified, diverse and experienced directors, 11 of whom are independent and all of whom are dedicated to driving shareholder value.

PRESS RELEASE

ABOUT MGM RESORTS INTERNATIONAL

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 28 unique hotel offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company in 2018 opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The 81,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has based these statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding its ability to generate future cash flow growth and execute its strategic plan. A number of important factors could cause actual results to differ materially from those indicated in such forward-looking statements, including effects of economic conditions and market conditions in the markets in which the Company operates, competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, and risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

MGM RESORTS CONTACTS:
Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Media Relations
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com